Exhibit 99.1
SIGNET JEWELERS REPORTS SECOND QUARTER FISCAL 2026 RESULTS
Q2 Results Ahead of Guidance
Raises FY26 Guidance
HAMILTON, Bermuda, September 2, 2025 – Signet Jewelers Limited (“Signet” or the “Company”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended August 2, 2025 (“second quarter Fiscal 2026”).
“Our second quarter results were driven by the expansion of on-trend fashion assortment and effective promotion and pricing strategies. Our heightened focus on Kay, Zales, and Jared fueled a combined same store sales increase of 5% at these brands. I would like to thank the team for their continued commitment to our Grow Brand Love strategy and their efforts this quarter,” said J.K. Symancyk, Chief Executive Officer. “We have a sharp focus on delivering holiday with the right inventory levels at key price points and the launch of new collections in our largest brands, supported by fresh marketing campaigns.”
“We grew Adjusted Operating Income more than 20% in the second quarter, led by comp growth, gross margin expansion, and cost savings related to our reorganization,” said Joan Hilson, Chief Operating and Financial Officer. “Reflecting second quarter results, expectations for the third quarter, and current tariff landscape, we're raising our Fiscal 2026 guidance. This updated guidance also includes share repurchases to date and assumes a measured consumer environment.”
Second Quarter Fiscal 2026 Highlights:
•Sales of $1.5 billion, up $44.1 million or 3.0% to Q2 of FY25.
•Same store sales ("SSS")(1) up 2.0% to Q2 of FY25.
•Merchandise Average Unit Retail ("AUR")(2) was up 9%, including a 4% increase in Bridal and a 12% increase in Fashion.
•Operating income of $2.8 million, up from an operating loss of $100.9 million in Q2 of FY25.
•Adjusted operating income(3) of $85.4 million, up from $68.6 million in Q2 of FY25.
•Diluted loss per share of $0.22, compared to a loss per share of $2.28 in Q2 of FY25. The current quarter diluted loss per share includes $2.01 of non-cash impairment charges substantially related to the Digital brands and restructuring charges.
•Adjusted diluted earnings per share ("EPS")(3) of $1.61, compared to $1.25 in Q2 of FY25.
(1)     Same store sales include physical stores and e-commerce sales.
(2)    AUR reflects merchandise sales on a constant currency basis divided by units.
(3)    See Non-GAAP Financial Measures section below.

(in millions, except per share amounts)	Q2 Fiscal 2026	Q2 Fiscal 2025	YTD Fiscal 2026	YTD Fiscal 2025
Sales	$1,535.1	$1,491.0	$3,076.7	$3,001.8
SSS % change (1)	2.0%	(3.4)%	2.2%	(6.2)%
GAAP
Operating income (loss)	$2.8	$(100.9)	$50.9	$(51.1)
Operating margin	0.2%	(6.8)%	1.7%	(1.7)%
Diluted EPS (loss per share)	$(0.22)	$(2.28)	$0.58	$(3.17)
Adjusted (2)
Adjusted operating income	$85.4	$68.6	$155.7	$126.4
Adjusted operating margin	5.6%	4.6%	5.1%	4.2%
Adjusted diluted EPS	$1.61	$1.25	$2.77	$2.35
(1)     Same store sales include physical stores and e-commerce sales.
(2)     See Non-GAAP Financial Measures section below.
Second Quarter Fiscal 2026 Results:
Gross margin was $591.9 million, up approximately $26 million to Q2 of FY25. Gross margin rate grew 60 basis points to 38.6%, driven by gross merchandise margin expansion and leverage on fixed costs.
SG&A was $505.3 million, or 32.9% of sales, up from $498.4 million, and represents a 50 basis point reduction to Q2 of FY25 as a percentage of sales.
Operating income was $2.8 million, or 0.2% of sales, compared to an operating loss of $100.9 million, or (6.8)% of sales, in Q2 of FY25. Operating income includes approximately $80 million of non-cash impairment charges substantially related to the Digital brands and restructuring charges. Adjusted operating income was $85.4 million, or 5.6% of sales, compared to $68.6 million, or 4.6% of sales, in Q2 of FY25.
The current quarter income tax expense was $14.2 million compared to $1.6 million in Q2 of FY25. Adjusted income tax expense was $21.4 million compared to $13.3 million in Q2 of FY25.
Diluted loss per share was $0.22, up from a loss per share of $2.28 in Q2 of FY25. Diluted loss per share in the current quarter includes $2.01 of charges related to impairment and restructuring charges. Adjusted diluted EPS was $1.61, compared to $1.25 in Q2 of FY25. Adjusted diluted EPS reflects higher adjusted operating income and lower diluted share count which was partially offset by a higher effective tax rate.
Balance Sheet and Statement of Cash Flows:
Cash used in operating activities for Fiscal 2026 was $89.0 million compared to $114.4 million in the prior year. Cash and cash equivalents were $281.4 million as of quarter end, compared to $403.1 million in Q2 of FY25. Inventory ended the quarter at $2.0 billion, nearly flat to Q2 of FY25.
Capital Returns to Shareholders:
In the second quarter, Signet repurchased approximately 446,000 common shares for approximately $32 million. Year to date, the Company has repurchased approximately 2.5 million common shares for approximately $150 million. The Company has approximately $570 million in share repurchase authorization remaining at the end of the second quarter.
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.32 per share for the third quarter of Fiscal 2026, payable November 21, 2025 to shareholders of record on October 24, 2025, with an ex-dividend date of October 24, 2025.

Third Quarter and Full Year Fiscal 2026 Guidance Range:

Third Quarter
Total sales	$1.34 to $1.38 billion
Same store sales	(1.25%) to +1.25%
Adjusted operating income (1)	$3 to $17 million
Adjusted EBITDA (1)	$49 to $63 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

	Updated Fiscal 2026	Previous Fiscal 2026
Total sales	$6.67 to $6.82 billion	$6.57 to $6.80 billion
Same store sales	(0.75%) to +1.75%	(2.0%) to +1.5%
Adjusted operating income (1)	$445 to $515 million	$430 to $510 million
Adjusted EBITDA (1)	$630 to $700 million	$615 to $695 million
Adjusted diluted EPS (1)	$8.04 to $9.57	$7.70 to $9.38
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2026 guidance range is based on the following assumptions:
•Total sales considers a measured consumer environment, providing for variability in consumer spending over the holiday season.
•Based on current reciprocal tariffs and:
◦If India's combined tariff rate, inclusive of the Russian trade penalty, remains in effect for the balance of the year, the Company expects adjusted operating income in the middle to lower end of the range.
◦If India's Russian trade penalty is removed in the next two months, the Company expects adjusted operating income in the upper half of the range.
•Planned capital expenditures of approximately $145 to $160 million.
•Net square footage decrease of approximately 1% for the year.
•Annual tax rate of 23% to 25%, including the non-cash impact of approximately 4% for the CITA2023 Bermuda tax impact previously disclosed; excludes potential discrete items.
•Diluted EPS for Fiscal 2026 excludes any potential further share repurchases subsequent to today.
Our Purpose and Sustainability:
This year marks Signet's 27th anniversary of supporting the lifesaving mission of St. Jude Children's Research Hospital®: Finding cures. Saving children,® which is one of the Hospital’s longest-running partnerships. The company recently launched its annual Holiday Campaign as part of St. Jude Thanks and Giving®, featuring plush bears and puppies—named Capri and Rosie this year in honor of a St. Jude patient ambassador and her furry companion. Customers can purchase these plush toys at KAY and Jared locations, and they can also donate at the register or online at these brands, Zales and Banter. The campaign engages Signet team members and customers of all ages, and its proceeds will build on the $110 million raised by Signet and its customers to help St. Jude patients in the US and around the world not only survive but thrive.

Conference Call:
A conference call is scheduled for September 2, 2025 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Toll Free – North America +1 800 549 8228
International All Other Locations: (Toll - Local - New York) – +1 646 564 2877
Conference ID 85359
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/400601938
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, James Allen, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "guidance," "expects," "continue," "intends," "anticipates," "enhance," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "opportunity," "plan," "strategy," "target," or “will” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: executing or optimizing major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans or transformation strategies, including those that the Company may develop in the future; attracting and retaining key executive talent during periods of leadership transition, such as our recent appointment of a new CEO and other recent changes in senior leadership from the reorganization under our Grow Brand Love strategy; the failure to adequately mitigate the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; difficulty or delay in executing or integrating an acquisition; the impact of the conflicts in the Middle East on the operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; risks relating to shifts in consumer spending away from the jewelry category or away from the cultural customs of expressing commitments through engagements and weddings; trends toward more experiential purchases such as travel; general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those issued in the state of California; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing conflicts in the Middle East, the potential sale or divestiture of the De Beers Diamond Company and its diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-grown diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly store associates in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our corporate sustainability goals or our environmental, social and governance goals; the reputation of Signet and its brands; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans or asset impairments; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, or acts of war (including the ongoing Russia-Ukraine and conflicts in the Middle East).
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2025 Annual Report on Form 10-K filed with the SEC on March 19, 2025 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations & Capital Markets
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com

Media:
Colleen Rooney
Chief Corporate Affairs & Sustainability Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Sales	$1,535.1	$1,491.0	$3,076.7	$3,001.8
Cost of sales	(943.2)	(924.7)	(1,886.0)	(1,863.1)
Gross margin	591.9	566.3	1,190.7	1,138.7
Selling, general and administrative expenses	(505.3)	(498.4)	(1,031.3)	(1,013.8)
Asset impairments, net	(80.2)	(166.2)	(83.4)	(168.6)
Other operating expense, net	(3.6)	(2.6)	(25.1)	(7.4)
Operating income (loss)	2.8	(100.9)	50.9	(51.1)
Interest (expense) income, net	(0.1)	2.4	0.7	11.0
Other non-operating income (expense), net	2.4	1.6	(0.9)	1.8
Income (loss) before income taxes	5.1	(96.9)	50.7	(38.3)
Income taxes	(14.2)	(1.6)	(26.3)	(8.1)
Net (loss) income	$(9.1)	$(98.5)	$24.4	$(46.4)
Dividends on redeemable convertible preferred shares	—	(3.0)	—	(95.2)
Net (loss) income attributable to common shareholders	$(9.1)	$(101.5)	$24.4	$(141.6)

Earnings (loss) per common share:
Basic	$(0.22)	$(2.28)	$0.58	$(3.17)
Diluted	$(0.22)	$(2.28)	$0.58	$(3.17)
Weighted average common shares outstanding:
Basic	41.1	44.5	41.8	44.6
Diluted	41.1	44.5	42.0	44.6

Dividends declared per common share	$0.32	$0.29	$0.64	$0.58

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	August 2, 2025	February 1, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$281.4	$604.0	$403.1
Inventories	1,986.6	1,937.3	1,977.2
Income taxes	29.7	14.3	9.2
Other current assets	166.8	156.6	186.2
Total current assets	2,464.5	2,712.2	2,575.7
Non-current assets:
Property, plant and equipment, net	477.7	506.5	470.5
Operating lease right-of-use assets	1,102.5	1,102.4	956.2
Goodwill	428.4	482.0	631.5
Intangible assets, net	291.5	307.2	358.9
Other assets	286.1	314.8	320.3
Deferred tax assets	292.1	301.5	300.7
Total assets	$5,342.8	$5,726.6	$5,613.8
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Accounts payable	$512.7	$767.0	$547.6
Accrued expenses and other current liabilities	388.4	366.8	363.1
Deferred revenue	360.7	362.5	347.8
Operating lease liabilities	290.4	279.9	250.9
Income taxes	49.0	55.3	17.6
Total current liabilities	1,601.2	1,831.5	1,527.0
Non-current liabilities:
Operating lease liabilities	887.3	900.0	793.5
Other liabilities	76.9	85.1	90.5
Deferred revenue	885.5	885.1	874.0
Deferred tax liabilities	163.6	173.1	188.5
Total liabilities	3,614.5	3,874.8	3,473.5
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	—	—	223.1
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	110.0	120.1	165.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost	(1,882.4)	(1,749.3)	(1,659.7)
Retained earnings	3,743.1	3,745.5	3,664.6
Accumulated other comprehensive loss	(255.4)	(277.5)	(265.9)
Total shareholders’ equity	1,728.3	1,851.8	1,917.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$5,342.8	$5,726.6	$5,613.8

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	August 2, 2025	August 3, 2024
Operating activities
Net income (loss)	$24.4	$(46.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	74.0	74.5
Amortization of unfavorable contracts	(0.9)	(0.9)
Share-based compensation	13.7	18.3
Deferred taxation	2.0	(13.1)
Asset impairments, net	83.4	168.6
Other non-cash movements	3.5	3.1
Changes in operating assets and liabilities:
Inventories	(35.9)	(41.4)
Other assets	14.0	33.2
Accounts payable	(248.5)	(193.3)
Accrued expenses and other liabilities	10.1	(36.1)
Change in operating lease assets and liabilities	(3.8)	(6.8)
Deferred revenue	(3.1)	(22.1)
Income tax receivable and payable	(21.9)	(52.0)
Net cash used in operating activities	(89.0)	(114.4)
Investing activities
Capital expenditures	(60.6)	(51.3)
Other investing activities, net	(0.1)	(5.9)
Net cash used in investing activities	(60.7)	(57.2)
Financing activities
Dividends paid on common shares	(25.8)	(23.1)
Dividends paid on redeemable convertible preferred shares	—	(14.4)
Repurchase of common shares	(149.7)	(47.2)
Repurchase of redeemable convertible preferred shares	—	(541.0)
Repayment of Senior Notes	—	(147.8)
Other financing activities, net	(7.1)	(28.4)
Net cash used in financing activities	(182.6)	(801.9)
Cash and cash equivalents at beginning of period	604.0	1,378.7
Decrease in cash and cash equivalents	(332.3)	(973.5)
Effect of exchange rate changes on cash and cash equivalents	9.7	(2.1)
Cash and cash equivalents at end of period	$281.4	$403.1

Reportable Segment Information:
Sales:

	Change from previous year
Second Quarter of Fiscal 2026	Same store sales	Non-same store sales, net	Total sales at constant exchange rate (1)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	2.0%	0.1%	2.1%	—%	2.1%	$1,426.7
International segment	0.8%	(0.4)%	0.4%	5.7%	6.1%	$91.8
Other segment (2)	nm	nm	nm	nm	nm	$16.6
Signet	2.0%	0.6%	2.6%	0.4%	3.0%	$1,535.1
(1)     See Non-GAAP Financial Measures section below.
(2)     Includes sales from Signet’s diamond sourcing operation.
nm    Not meaningful.
Operating income and adjusted operating income:

	Second quarter Fiscal 2026		Second quarter Fiscal 2025
Operating income (loss) in millions	$	% of segment sales	$	% of segment sales
North America segment	$23.0	1.6%	$(77.2)	(5.5)%
International segment	(2.2)	(2.4)%	(4.2)	(4.9)%
Other segment	(0.4)	nm	(2.6)	nm
Corporate and unallocated expenses	(17.6)	nm	(16.9)	nm
Total operating income	$2.8	0.2%	$(100.9)	(6.8)%

	Second quarter Fiscal 2026		Second quarter Fiscal 2025
Adjusted operating income (loss) in millions (1)	$	% of segment sales	$	% of segment sales
North America segment	$103.8	7.3%	$90.1	6.4%
International segment	(2.1)	(2.3)%	(2.0)	(2.3)%
Other segment	(0.4)	nm	(2.6)	nm
Corporate and unallocated expenses	(15.9)	nm	(16.9)	nm
Total adjusted operating income	$85.4	5.6%	$68.6	4.6%
(1)     See Non-GAAP Financial Measures section below.
nm    Not meaningful.
Real Estate Portfolio:
Signet has a diversified real estate portfolio. On August 2, 2025, Signet operated 2,623 stores totaling 4.0 million square feet of selling space. Compared to year-end Fiscal 2025, store count decreased by 19 and square feet of selling space decreased 0.2%.

Store count by segment	February 1, 2025	Openings	Closures	August 2, 2025
North America segment	2,379	8	(23)	2,364
International segment	263	—	(4)	259
Signet	2,642	8	(27)	2,623

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. For these reasons, internal management reporting also includes these non-GAAP measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS") and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”).
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash used in operating activities less capital expenditures. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest, income taxes, depreciation and amortization, share-based compensation expense, non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDA is considered an important indicator of operating performance as it excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	26 weeks ended
(in millions)	August 2, 2025	August 3, 2024
Net cash used in operating activities	$(89.0)	$(114.4)
Capital expenditures	(60.6)	(51.3)
Free cash flow	$(149.6)	$(165.7)

Adjusted operating income

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Total operating income (loss)	$2.8	$(100.9)	$50.9	$(51.1)
Asset impairments (1)	79.8	166.2	83.0	168.1
Restructuring and related charges (2)	2.8	1.2	21.8	5.8
Loss on divestitures, net (3)	—	1.2	—	2.5
Integration-related expenses (4)	—	0.9	—	1.1
Total adjusted operating income	$85.4	$68.6	$155.7	$126.4
North America segment adjusted operating income

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
North America segment operating income (loss)	$23.0	$(77.2)	$106.0	$6.0
Asset impairments (1)	79.8	166.2	83.0	167.4
Restructuring and related charges (2)	1.0	0.2	11.9	0.8
Integration-related expenses (4)	—	0.9	—	1.1
North America segment adjusted operating income	$103.8	$90.1	$200.9	$175.3
International segment adjusted operating loss

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
International segment operating loss	$(2.2)	$(4.2)	$(9.2)	$(17.2)
Restructuring and related charges (2)	0.1	1.0	0.1	5.0
Asset impairments (1)	—	—	—	0.7
Loss on divestitures, net (3)	—	1.2	—	2.5
International segment adjusted operating loss	$(2.1)	$(2.0)	$(9.1)	$(9.0)
Corporate and unallocated expenses adjusted operating loss

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Corporate and unallocated expenses operating loss	$(17.6)	$(16.9)	$(41.6)	$(34.2)
Restructuring and related charges (2)	1.7	—	9.8	—
Corporate and unallocated expenses adjusted operating loss	$(15.9)	$(16.9)	$(31.8)	$(34.2)
Adjusted income tax provision

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Income tax expense	$14.2	$1.6	$26.3	$8.1
Asset impairments (1)	6.5	10.8	7.3	11.3
Restructuring and related charges (2)	0.7	0.4	5.4	1.5
Loss on divestitures, net (3)	—	0.3	—	0.6
Integration-related expenses (4)	—	0.2	—	0.2
Adjusted income tax expense	$21.4	$13.3	$39.0	$21.7

Adjusted effective tax rate

	13 weeks ended		26 weeks ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Effective tax rate	278.4%	(1.7)%	51.9%	(21.1)%
Asset impairments (1)	(229.3)%	18.5%	(15.4)%	30.5%
Restructuring and related charges (2)	(24.7)%	0.7%	(11.4)%	4.1%
Loss on divestitures, net (3)	—%	0.5%	—%	1.6%
Integration-related expenses (4)	—%	0.3%	—%	0.5%
Adjusted effective tax rate	24.4%	18.3%	25.1%	15.6%
Adjusted diluted EPS

	13 weeks ended		26 weeks ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Diluted EPS (loss per share)	$(0.22)	$(2.28)	$0.58	$(3.17)
Asset impairments (1)	1.94	3.73	1.97	3.77
Restructuring and related charges (2)	0.07	0.03	0.52	0.13
Loss on divestitures, net (3)	—	0.03	—	0.06
Integration-related expenses (4)	—	0.02	—	0.02
Tax impact of above items	(0.18)	(0.26)	(0.30)	(0.30)
Deemed dividend on redemption of Preferred Shares (5)	—	—	—	1.91
Dilution effect (6)	—	(0.02)	—	(0.07)
Adjusted diluted EPS	$1.61	$1.25	$2.77	$2.35
Adjusted EBITDA

	13 weeks ended		26 weeks ended
(in millions)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net (loss) income	$(9.1)	$(98.5)	$24.4	$(46.4)
Income taxes	14.2	1.6	26.3	8.1
Interest expense (income), net	0.1	(2.4)	(0.7)	(11.0)
Depreciation and amortization	37.0	37.9	74.0	74.5
Amortization of unfavorable contracts	(0.4)	(0.4)	(0.9)	(0.9)
Other non-operating (income) expense, net	(2.4)	(1.6)	0.9	(1.8)
Share-based compensation	6.7	10.7	13.7	18.3
Other accounting adjustments (7)	82.6	169.5	104.8	177.5
Adjusted EBITDA	$128.7	$116.8	$242.5	$218.3
Footnotes to Non-GAAP Reconciliation Tables
(1)    Fiscal 2026 and Fiscal 2025 asset impairment charges related primarily to goodwill and indefinite-lived intangible assets.
(2)    Fiscal 2026 restructuring and related charges were incurred primarily as a result of the Company’s Grow Brand Love strategy initiatives. Fiscal 2025 restructuring charges were incurred primarily as a result of the Company’s rationalization of its store footprint and reorganization of certain centralized functions.
(3)    Includes net losses from the previously announced divestiture of the UK prestige watch business.
(4)    Fiscal 2025 includes severance and retention expenses related to the integration of Blue Nile which were recorded to SG&A.
(5)    The Company recorded a deemed dividend to net (loss) income attributable to common shareholders of $85.2 million in the first quarter of Fiscal 2025, which represents the excess of the conversion value of the Preferred Shares over their carrying value upon redemption and includes $1.6 million of related expenses.
(6)    Adjusted diluted EPS for the 13 and 26 weeks ended August 3, 2024 was calculated using 44.9 million and 47.9 million diluted weighted average common shares outstanding, respectively. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS as their effect was antidilutive.
(7)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 4 above.